UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 19, 2006

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Senior Notes Offering

On September 20, 2006, Seagate Technology (the “Company”) and its subsidiary Seagate Technology HDD Holdings (“Seagate HDD”) entered into an Indenture (the “Indenture”) with U.S. Bank National Association, as trustee thereunder, in connection with the offer and sale of $300,000,000 aggregate principal amount of Seagate HDD’s Floating Rate Notes due 2009, $600,000,000 aggregate principal amount of Seagate HDD’s 6.375% Senior Notes due 2011 and $600,000,000 aggregate principal amount of Seagate HDD’s 6.800% Senior Notes due 2016 (the “Offering”).

Set forth below is a description of the debt securities (collectively, the “Notes”) that have been issued pursuant to the Indenture with the following principal terms:

Floating Rate Senior Notes due 2009. The aggregate principal amount of Floating Rate Notes due 2009 (the “2009 Notes”) that were issued and sold is $300,000,000. These notes will mature on October 1, 2009 and bear interest at a floating rate of three-month LIBOR plus 0.84% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing January 1, 2007. The 2009 Notes are not redeemable by Seagate HDD.

6.375% Senior Notes due 2011. The aggregate principal amount of 6.375% Senior Notes due 2011 (the “2011 Notes”) that were issued and sold is $600,000,000. These notes will mature on October 1, 2011 and bear interest at a fixed rate of 6.375% per annum, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2007. The 2011 Notes will be redeemable, in whole or in part at any time or from time to time, at Seagate HDD’s option, at the applicable “make-whole premium” redemption price described below.

6.800% Senior Notes due 2016. The aggregate principal amount of 6.800% Senior Notes due 2016 (the “2016 Notes”) that were issued and sold is $600,000,000. These notes will mature on October 1, 2016 and bear interest at a fixed rate of 6.800% per annum, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2007. The 2016 Notes will be redeemable, in whole or in part at any time or from time to time, at Seagate HDD’s option, at the applicable “make-whole premium” redemption price described below.

The “make-whole premium” redemption price will be equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined in the Indenture) plus 50 basis points. Accrued interest will be paid to but excluding the redemption date.

The Notes are unsecured and will rank equally in right of payment with all of Seagate HDD’s other existing and future senior unsecured indebtedness. The Notes will effectively rank junior to all liabilities of the subsidiaries of Seagate HDD.

The Notes will be subject to the covenants in the Indenture, which include limitations on liens, limitations on sale and lease-back transactions and limitations on consolidations, mergers and conveyances, transfers and leases of assets. In addition, upon a change of control that is accompanied or followed by the downgrading of the Notes within a specified period by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services below the lower of the respective rating in effect (i) immediately preceding the first public announcement of such change of control transaction or (ii) on the date of the issuance of the Notes, Seagate HDD will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to (but excluding) the date of purchase.

The Indenture contains customary events of default, including: (a) Seagate HDD’s failure to pay principal or premium, if any, on a series of the Notes when due at maturity, upon redemption or otherwise; (b) Seagate HDD’s failure to pay any interest on a series of the Notes for 30 days after the interest becomes due; (c) Seagate HDD’s failure to comply with the notice provisions in connection with a change in control for 30 calendar days; (d) failure by Seagate HDD, any of its subsidiaries or the Company to perform, or their breach of, any other covenant, agreement or condition in the Indenture in respect of a series of the Notes for 90 days (or, in certain cases, 150 days) after either the Trustee or holders of at least 25% in principal amount of the outstanding notes of a series of the Notes have given us written notice of the breach in the manner required by the Indenture; and (e) specified events involving the bankruptcy, insolvency or reorganization involving Seagate HDD or any of its significant subsidiaries. If an event of default resulting from specified events involving the bankruptcy, insolvency or reorganization involving Seagate HDD or any of its significant subsidiaries has occurred and is continuing, the Indenture provides that the entire principal amount plus accrued and unpaid interest of the Notes outstanding will automatically become due immediately and payable without any declaration or other act on the part of the Trustee or any holder. Upon any other event of default with respect to any series of the Notes, the Indenture provides that either the Trustee or the holders of at least 25% in principal amount of the outstanding notes of that series may declare the principal amount plus accrued and unpaid interest of all the outstanding notes of that entire series due and immediately payable. Upon such a declaration, Seagate HDD would be obligated to pay the principal amount plus accrued and unpaid interest of the series of Notes so declared due and payable.

The Company has fully and unconditionally guaranteed Seagate HDD’s obligations under the Notes on a senior, unsecured basis.

The descriptions above are summaries and are qualified in their entirety by the Indenture and the Notes, filed herewith as Exhibit 4.1 and Exhibit 4.2 respectively, and incorporated by reference herein.

Amended and Restated Credit Facility

On September 19, 2006, the Company and Seagate HDD entered into an amended and restated Credit Agreement (the “Credit Agreement”) by and among the Company, Seagate HDD, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, National Association, as Administrative Agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and BNP Paribas, Keybank National Association, Wachovia Bank, National Association and The Bank of Nova Scotia, as co-documentation agents.

The Credit Agreement provides for a $500 million senior unsecured revolving credit facility, under which Seagate HDD may borrow at any time until the earlier of September 19, 2011 and the date of termination of the commitments under the Credit Agreement. An aggregate amount of up to $100 million of the facility shall be available for the issuance of letters of credit. The Company has guaranteed all of Seagate HDD’s obligations under the Credit Agreement. Seagate HDD did not draw on the facility at closing.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and customary events of default, including among others, non payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, breach of covenants, cross default with indebtedness in excess of $50 million, insolvency or inability to pay debts, bankruptcy, or a change of control (as defined in the Credit Agreement). The Company must meet a fixed charge coverage ratio and a leverage ratio and maintain a minimum liquidity amount.

Unless previously terminated, the commitments under the Credit Agreement shall terminate on September 19, 2011, at which time any outstanding borrowings under the Credit Agreement will be due and payable. The Company may prepay loans under the Credit Agreement at any time and from time to time, without premium or penalty, subject to reimbursement of break funding costs.

The Credit Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

To the extent required by Item 1.02 of Form 8-K, the information contained in or incorporated by reference in Item 8.01 of this report is incorporated by reference in this Item 1.02. In addition, to the extent required by Item 1.02 of Form 8-K, the Indenture between the Company as guarantor, Seagate HDD Holdings as issuer and U.S. Bank National Association, dated May 13, 2002 (the “2002 Indenture”), which was filed as Exhibit 4.2 to the Company’s registration statement on Form S-4 filed by the Company on May 16, 2002, is incorporated by reference in this Item 1.02 pursuant to General Instruction B.3 of Form 8-K. On September 20, 2006, Seagate elected to call for full redemption its $400 million aggregate principal amount of 8% Senior Notes due 2009 (the “8% Notes”) and U.S. Bank National Association, the trustee for the 8% Notes, has been instructed to mail a notice of redemption to all registered holders of the Notes on September 25, 2006. The redemption price for the Notes is $1,040 per $1,000 principal amount of Notes, plus accrued interest to, but excluding, October 25, 2006, which is the date of redemption. Upon redemption by Seagate HDD of the 8% Notes, as described under Item 8.01 of this Form 8-K, none of the 8% Notes will remain outstanding and the 2002 Indenture will generally cease to be of further effect. The Company does not expect to incur any early termination penalties in connection with the redemption of the 8% Notes beyond the 4% redemption premium reflected in the redemption price.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

To the extent required by Item 2.04 of Form 8-K, the information contained or incorporated in Items 1.02 and 8.01 of this report is incorporated by reference in this Item 2.04.

Item 8.01. Other Events.

The Company issued a press release on September 20, 2006 announcing its election to call for redemption its $400,000,000 of 8% Senior Notes due 2009. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated by reference in this Item 8.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
4.1	Indenture dated September 20, 2006 among Seagate Technology, Seagate Technology HDD Holdings and U.S. Bank National Association

4.2	Forms of Global Note for the Floating Rate Senior Notes due 2009, Senior Notes due 2011 and Senior Notes due 2016 of Seagate Technology HDD Holdings issued pursuant to the Indenture (contained in Exhibit 4.1)

10.1	Amended and Restated Credit Agreement, dated as of September 19, 2006, by and among Seagate Technology, Seagate Technology HDD Holdings, the lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and BNP Paribas, Keybank National Association, Wachovia Bank, National Association and The Bank of Nova Scotia, as co-documentation agents

99.1	Press Release of Seagate Technology, dated September 20, 2006, entitled “Seagate Technology Announces Full Redemption of 8% Senior Notes due 2009”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: September 21, 2006	By:	/s/ William L. Hudson
	Name:	William L. Hudson
	Title:	Executive Vice President, General Counsel and Corporate Secretary